Exhibit 99.2

Media Release	2118 Bundy Avenue PO Box H New Castle, IN 47362-1048 800.487.2118 www.ameriana.com

Contact:

Deborah Robinson

Executive Vice President – Chief Banking Officer

Office: 765-521-7528

Cell: 765-749-0940

deborah.robinson@ameriana.com

Ameriana Names Nicole Weaver Vice President – Investor Relations,

Corporate Secretary and Executive Assistant

NEW CASTLE, Ind. (January 30, 2015) – Jerome J. Gassen, President and Chief Executive Officer of Ameriana Bancorp (NASDAQ:ASBI), the holding company for Ameriana Bank, recently announced that Nicole Weaver has been promoted to Vice President – Investor Relations, Corporate Secretary and Executive Assistant.

In this position, Weaver will coordinate corporate communications, including the Bank’s earnings releases, handle shareholder transactions related to certificated shares, and interact regularly with Ameriana Bancorp’s stock transfer agency.

Weaver joined Ameriana in June 2014 as Executive Assistant and Corporate Secretary. She currently serves on the Board of Directors for Healthy Communities of Henry County and previously served as Marketing & Development Officer for the Henry County Community Foundation. She received a Bachelor of Science Degree from Ball State University in 2002 and completed her Graduate Certificate in Public Administration from IUPUI in 2008. She resides in New Castle, Ind., with her husband and children.

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Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).